Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-73210, No. 33-66263, No. 33-66241 and
No. 33-66964) pertaining to the 2001 Incentive Compensation Plan, the 1998 Non-Employee Director Stock Option Plan, the 1992 Non-Employee Director Stock Option Plan, and the 1992 Stock Option Plan, as amended, of Concepts Direct, Inc. of our report dated February 21, 2003, with respect to the consolidated financial statements and schedule of Concepts Direct, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.



                                         /s/Ernst & Young LLP

Denver, Colorado
March 28, 2003